optionsXpress Announces Record Third Quarter 2005 Results

CHICAGO, IL, October 20, 2005 – optionsXpress Holdings, Inc. (Nasdaq: OXPS) today reported record results for the three months ended September 30, 2005. Highlights of the third quarter included:

•	Record revenues of $33.6 million, a 70% year-over-year increase

•	Record net income of $12.7 million, or $0.20 per diluted share

•	Industry-leading 62% pre-tax margins

•	Record daily average revenue trades (DARTs) of 20,600, an 81% year-over-year increase

•	Net new accounts of 14,700, resulting in 147,900 total customer accounts, a 67% increase on a year-over-year basis

•	Record sequential customer asset growth of $525 million, resulting in $3.1 billion of total customer assets, an 89% increase on a year-over-year basis

•	Ranked #10 on the 2005 Inc. 500 list of fast-growing businesses

“Strong market activity combined with our solid account growth produced a substantial increase in net income in what is typically a weak quarter,” commented David Kalt, Chief Executive Officer of optionsXpress. “Notably, we saw significant increases in both customer activity, which increased from 35 trades per account on an annualized basis in the second quarter to 38, and customer assets, which increased 21% from the second quarter, demonstrating the increasing appeal of our platform.”

DARTs were 20,600 in the third quarter, up 81% from 11,400 in the third quarter of 2004 and up 21% from 17,000 in the second quarter of 2005. DARTs for September reached a monthly record of 22,300. The increase in DARTs contributed to a rise in total revenues, which grew 70% over the third quarter last year and 18% over the second quarter of 2005. Resulting net income was $12.7 million, or $0.20 per share on a diluted basis, a 157% increase from $4.9 million in the prior-year period and a 19% increase from $10.7 million in the second quarter of 2005.

“While third quarter 2004 results were impacted by one-time expenses related to our initial public offering, the strength of our current quarter shows that our model continues to generate operating leverage. Another quarter of record DARTs and revenues, coupled with pre-tax margins of 62%, is the direct result of our ability to capitalize on our strong customer growth due to the efficiencies and scalability of our platform,” stated David Fisher, Chief Financial Officer of optionsXpress. “While average commissions were lower during the quarter, this in part reflects the positive trend of our customers transacting a greater percentage of their non-option brokerage business through optionsXpress. As seen in the current quarter, this dynamic results in greater revenues with very little incremental expense.”

During the quarter, optionsXpress announced a dividend to its shareholders in the amount of $0.04 per share, which equates to approximately $2.5 million. The dividend was paid on September 29, 2005.

Outlook
Commenting on the Company’s outlook, Kalt stated, “We continue to see additional growth opportunities on the horizon. Given the robust third quarter, we do not anticipate the seasonal lift we usually experience during the fourth quarter, but we will continue to utilize our cost-effective advertising strategy to attract new customers. We also view the consolidation trend within our industry as a positive – it allows us to reach out to disenfranchised customers from mergers and reduces the potential for future pricing pressure. Finally, beyond our core business, we continue to pursue other ways to leverage our platform, through additional channels and products.”

Conference Call
A conference call will be broadcast live on Thursday, October 20, 2005, at 10:00 a.m. Central Time (11:00 a.m. Eastern) at http://www.optionsXpress.com. Click on About Us, then Investor Relations, and then Calendar of Events to access the link. Subscribed users can also access the broadcast at http://www.streetevents.com. An online replay will be available approximately two hours after the call.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc. provides innovative securities brokerage products and services for investor education, strategy evaluation and trade execution. Through its subsidiaries optionsXpress, an online brokerage, and brokersXpress, an online trading and reporting platform for independent investment professionals, the company offers a wide range of investor tools, superior customer service and competitive commissions. optionsXpress has been named the top online securities brokerage by Barron’s in its last three annual surveys (2003, 2004 and 2005).

More information can be found in the Investor Relations section of optionsXpress’ website at www.optionsxpress.com.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:

AT ASHTON PARTNERS:	AT SCANLON CORPORATE COMMUNICATIONS:

Janelle Woodward	Josh Inglis

Investor Inquiries	Media Inquiries

(312) 553-6722	(312) 372-4400

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues:
Commissions	$23,669	$14,960	$63,751	$52,473
Other brokerage related revenue	6,177	3,881	16,706	12,932
Interest income	3,696	863	8,415	2,068
Other income	69	13	186	33

Total revenues	$33,611	$19,717	$89,058	$67,506

Expenses:
Brokerage, clearing and other related expenses	3,931	3,612	10,809	10,528
Compensation and benefits	3,821	3,117	9,906	7,039
Advertising	1,312	1,387	4,083	5,132
Quotation services	1,063	845	3,076	2,555
Depreciation and amortization	590	418	1,677	1,160
Technology and telecommunications	600	411	1,629	909
Other	1,392	1,476	3,233	2,454

Total expenses	$12,709	$11,266	$34,413	$29,777

Income before income taxes	20,902	8,451	54,645	37,729
Income taxes	8,251	3,530	21,534	15,173

Net income	$12,651	$4,921	$33,111	$22,556

Basic earnings per share	$0.20	$0.09	$0.54	$0.40
Diluted earnings per share	$0.20	$0.09	$0.54	$0.39
Weighted average shares
outstanding — basic	61,960	38,021	59,487	38,304
Weighted average shares
outstanding — diluted	62,473	57,382	61,881	57,822

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	September 30, 2005	December 31, 2004

Assets:
Cash and cash equivalents	$10,479	$24,759
Short-term investments	81,546	—
Receivable from brokers	10,643	9,299
Security deposits	309	313
Fixed assets, net	3,872	3,732
Other assets	3,453	1,892
Investment in optionsXpress Australia	339	100

Total assets	$110,641	$40,095

Liabilities and stockholders’ equity:
Liabilities
Accounts payable and accrued liabilities	$6,067	$5,023
Current income taxes payable	263	1,152
Net deferred income tax liabilities	1,034	914

Total liabilities	7,364	7,089
Stockholders’ equity	$103,277	$33,006

Total liabilities and stockholders’
Equity	$110,641	$40,095

optionsXpress Holdings, Inc.
Statistical Operating Data

	Quarter Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Number of customer accounts
(at period end)(1)	147,900	88,700	147,900	88,700
Daily average revenue trades
(‘‘DARTs’’)(2)	20,600	11,400	18,100	13,100
Customer trades per account (3)	38	35	37	45
Average commission per trade	$17.94	$20.55	$18.67	$21.33
Option trades as a % of total trades	75%	80%	75%	79%
Advertising expense per new
customer account (4)	$89	$161	$87	$166
Total client assets (000s)	$3,077,485	$1,626,296	$3,077,485	$1,626,296
Client margin balances (000s)	$108,008	$62,496	$108,008	$62,496

(1) Customer accounts are open, numbered accounts.
(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(4) Calculated based on total new customer accounts opened during the period.